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ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement
Dated as of March 1, 2008 (the "Agreement"), by and among
Banc of America Commercial Mortgage Inc., as Depositor, Bank of America, National
Association, as Master Servicer, Wells Fargo Bank, N.A. as Trustee
and Bank of America, National Association, as successor by merger to LaSalle Bank
National Association as Certificate Administrator and REMIC Administrator, and LNR
Partners, Inc., as Special Servicer except for the 600 West Chicago Whole Loan

CMLT 2008-LS1

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2008 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 2nd day of March, 2009.

/s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.

1601 Washington Avenue ▪ Suite 700 ▪ Miami Beach, Florida 33139
Telephone: (305) 695-5600 ▪ Fax: (305) 695-5601